Exhibit 4.3



                                 (1) CIMYM, INC.

                                 (2) CIMAB S.A.

                                       AND

                               (3) ONCOSCIENCE AG



                     ______________________________________


                        DEVELOPMENT AND LICENCE AGREEMENT
                            RELATING TO TheraCIM h-R3

                      _____________________________________





                               Anderson & Company
                               76 Wallingford Road
                                  Shillingford
                                  Oxon OX10 7EU
                                 United Kingdom
                           www.andersonsolicitors.com



CERTAIN PORTIONS OF THIS EXHIBIT 4.3 HAVE BEEN OMITTED BASED UPON A REQUEST FOR
     CONFIDENTIAL TREATMENT. NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION.

                        DEVELOPMENT AND LICENCE AGREEMENT

THIS AGREEMENT dated __November 5th__ 2003 is made between:

(1) CIMYM, INC. (company registration number 12142) ("CIMYM"), a company incorporated in Barbados, whose principal place of business is at Sagicor Centre, Wildey, St. Michael, Barbados, West Indies; and

(2) CIMAB S.A. (company registration number 107/92) ("CIMAB"), a company incorporated in Cuba, whose principal place of business is at 206 Street, No. 1926, e/ 19 y 21, Atabey, Playa, Havana City, Cuba; and

(3) ONCOSCIENCE AG (company registration number HRB 5414) ("Oncoscience") a company incorporated in Germany, whose principal place of business is at Hafenstra(beta)e 32 22880 Wedel, Germany.

RECITALS:

A. CIMYM is the exclusive licensee of certain Licensed Patent Rights and certain Licensed Know-how (each as defined below) relating to an antibody known as TheraCIM h-R3 (as defined below).

B.     The shareholders of CIMYM are YM Biosciences, Inc. and CIMAB.

C. CIMAB enters into commercial agreements on behalf of the Center of Molecular Immunology ("CIM", as defined below). CIM originally developed TheraCIM h-R3 and has the facilities to manufacture Licensed Products (as defined below). CIMAB is entering into this Agreement principally in order to assume the manufacturing and supply obligations set out in Clause 0.

D. Oncoscience has expertise in cancer immunotherapy and experience in conducting immunotherapy clinical trials in cancer patients.

E. Oncoscience wishes to pursue the further development and commercialisation of TheraCIM h-R3 for the treatment of cancer in humans, in accordance with the provisions of this Agreement.

F. CIMYM is willing to grant to Oncoscience, and Oncoscience is willing to accept, a licence in the Field under the Licensed Patent Rights and to use the Licensed Know-how , all in accordance with the provisions of this Agreement.


Anderson & Company
76 Wallingford Road
Shillingford Oxon OX10 7EU
United Kingdom
www.andersonsolicitors.com

IT IS AGREED AS FOLLOWS:

1      DEFINITIONS


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In this Agreement, the following words shall have the following meanings:

AFFILIATE                   In relation to CIMYM or Oncoscience, means any
                            entity or person that controls, is controlled by, or is under common control with that Party. For the purposes of this definition, "control" shall mean direct or indirect beneficial ownership of 50% (or, outside a Party's home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be.

ARISING INTELLECTUAL        Any and all of the Arising Patents and the Arising
PROPERTY                    Know-how.

ARISING KNOW-HOW            Technical, commercial and all other information
                            generated by Oncoscience or its Affiliates or sub-licensees during the continuation of this Agreement that relates to any of the Licensed
                            Intellectual Property or the Licensed Product, including any scientific or regulatory data
                            (including clinical data), product licence applications and approvals, clinical trial licence applications and approvals, and development and marketing plans and activities.

ARISING PATENTS             Any and all patents and patent applications that may
                            be applied for or obtained in respect of any invention(s) made by Oncoscience, its Affiliates or sub-licensees during the continuation of this Agreement and which relate to any Licensed
                            Intellectual Property or the Licensed Product, together with any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

CALENDAR QUARTER            Each three-month period ending on 31st March, 30th
                            June, 30th September and 31st December.

CALENDAR YEAR               A year commencing on 1st January and ending on 31st
                            December (but commencing on the Commencement Date in the first year of this Agreement and, in the final year of this Agreement, ending on the date of the last sale of Licensed Product under this Agreement).

CIM The Center of Molecular Immunology, a scientific research institute based in Havana, Cuba.

CIMAB'S CONTRACT            Any Person that may from time to time be contracted
MANUFACTURER                by CIMAB to manufacture the Licensed Product, or any
                            component or ingredient thereof, in accordance with the provisions of this Agreement.

CIMYM FIELD AND             (a) outside the Territory, all fields (including the
TERRITORY                       Field); and
                            (b) within the Territory, all fields other than the
                                Field.


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CLAIMS                      All demands, claims and liability (whether criminal
                            or civil, in contract, tort or otherwise) for losses, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including without limitation legal costs) incurred in connection therewith.

CO-EXCLUSIVE LICENCE        A licence whereby:

                            (a) both CIMAB and Oncoscience may exercise the licensed rights in the field and territory of the licence in question;

                            (b) Oncoscience may grant sub-licences to the extent permitted under Clause 7.4; and

                            (c) CIMAB may appoint a single, further licensee from time to time in each part of such field and territory to exercise such rights in its place, but

                            (d) except as described in (c) above, CIMAB may not grant further licences in such field and territory for as long as the co-exclusive licence continues, subject to the provisions of this Agreement and the requirements of any applicable law.

COMMENCEMENT DATE           The date of execution of this Agreement by the
                            Parties (or, if they sign on different dates, the last date of signature of this Agreement by a Party).

COMMERCIAL TEAM PARTIES     CIMYM and Oncoscience, and "Commercial Team Party"
                            shall mean either of them.

DELIVERED ITEMS             Has the meaning given in Clause 0.

DEVELOPMENT AND             The development and commercialisation plan for
COMMERCIALISATION PLAN      Licensed Product to be defined  and agreed in
                            accordance with Clause 0, as amended from time to time by agreement in writing of the Parties. An initial programme of work, which is anticipated to form the basis of a more detailed Development and Commercialisation Plan, is briefly summarised in the attached Schedule 3.

DEVELOPMENT AND             The report described in clause 0 as amended from
COMMERCIALISATION           time to time.
REPORT

DEVELOPMENT TEAM PARTIES    CIMYM and Oncoscience, and "Development Team Party"
                            shall mean either of them.

DEVELOPMENT TERM            In respect of each country in the Territory, means
                            the period from the Commencement Date until completion of the development of TheraCIM h-R3 to the point of first commercial sale of a Licensed
                            Product in that country in accordance with the Development and Commercialisation Plan.

DILIGENT AND REASONABLE     Exerting such efforts and employing such resources
EFFORTS                     (whether by itself or through sub-contractors or
                            sub-licensees) as would normally be exerted or employed by a reasonable third party pharmaceutical


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                            company for a product of similar market potential at
                            a similar stage of its product life, when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialisation.

FIELD                       The treatment of cancer in humans.

INITIAL DEVELOPMENT         A programme of development to be conducted by
PROGRAMME                   Oncoscience in accordance with the provisions of
                            Schedule 3 Part A.

JOINT DEVELOPMENT TEAM      A committee to be established, and operating, in
                            accordance with the provisions of Clause 0.

KNOW-HOW                    The Licensed Know-how and the Arising Know-how.

LICENSED INTELLECTUAL       Any and all of the Licensed Patent Rights and the
PROPERTY                    Licensed Know-how.

LICENSED KNOW-HOW           Technical information in the possession of CIMYM or
                            CIMAB in the Field relating to (a) TheraCIM h-R3 and/or (b) the inventions claimed in the Licensed
                            Patent Rights, and being further described in the attached Schedule 2, in each case to the extent that such information is relevant to the development and commercialisation of the Licensed Product.

LICENSED PATENT RIGHTS      The patents and patent applications described in the
                            attached Schedule 1 subject to the provisions of
                            Schedule 1, together with any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

LICENSED PRODUCT            TheraCIM h-R3 that is sold or otherwise supplied by
                            Oncoscience or its Affiliate or sub-licensee and which (a) is within any Valid Claim of the Licensed
                            Patent Rights and/or (b) is the subject of any Orphan Drug Status in the Territory; and/or (c) incorporates, or its development makes use of, any of the Licensed Know-how.

MAJOR COUNTRY               Germany, France, Italy, Spain or the United Kingdom.

MILESTONE RECEIPTS          The amount of any payment, excluding Value Added
                            Tax, (other than sales income on which Oncoscience pays CIMYM a royalty under Clause 0(b) or 0, including any payments to Oncoscience or its Affiliate for Licensed Product supplied directly by Oncoscience or its Affiliate for sale or promotion by Oncoscience's Affiliates or sub-licensees) obtained by, or due to, Oncoscience or its Affiliate, and the value of any non-monetary receipt, in relation to the development or sub-licensing (including the grant of any option over a sub-licence) of any Licensed Intellectual
                            Property ("Relevant Transaction"), and including any of the following in relation to a Relevant
                            Transaction:


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                            (a)     up-front, licence, milestone (whether at the
                                    stage of development, marketing or
                                    otherwise), success, bonus, maintenance and periodic (including annual) fees and other payments, and minimum royalty payments (to the extent not offset against royalties based on sales and coming within the definition of Royalty Receipts), due under any sub-licence agreement;

                            (b) any receipt greater than actual incurred cost in respect of the funding of research or development activities related to the Licensed Product, provided that such incurred costs shall not include any costs that were incurred prior to the date of the agreement under which such funding was provided;

                            (c) where any sub-licence is to be granted under cross-licensing arrangements, the value of any third party licence obtained under such arrangements;

                            (d) any premium paid over the fair market value of shares, options or other securities in respect of any of the share capital of Oncoscience or its Affiliate (such fair market value to be determined on the assumption that CIMYM had not granted, nor agreed to grant, any rights to Oncoscience in respect of any Licensed Intellectual Property);

                            (e) any loan, guarantee or other financial benefit made or given other than on normal market terms; and

                            (f) any shares, options or other securities obtained from a third party.

NET SALES VALUE             The amount invoiced and received for the sale of the
                            Licensed Product when sold by Oncoscience or any of its Affiliates or sub-licensees or any of their respective distributors to the ultimate purchaser in an arm's length transaction exclusively for money
                            (or where the sale is not at arm's length, the price that would have been so invoiced and received if it had been at arm's length), after deduction of all documented:

                            (a) normal trade discounts actually granted and any credits actually given (including for rejected or returned Licensed Product),

                            (b)     rebates to customers and third parties,

                            (c) provided the amounts are separately charged on the relevant invoice any costs of packaging, insurance, carriage and freight,

                            (d) any value added tax or other sales or use tax charged to the customer, and

                            (e) any import or export duties or similar applicable government levies; provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred;


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                            provided that in no event will the total of the
                            deductions referred to in paragraphs (a) to (e) above exceed 10% (ten percent) of the total invoice price.

                            Sales between any of Oncoscience, its Affiliates and sub-licensees shall not be considered for the purposes of this definition unless there is no subsequent sale to a person who is not Oncoscience, its Affiliate or sub-licensee in an arm's length transaction exclusively for money.

ONCOSCIENCE FIELD AND       In respect of any activity that is licensed to
TERRITORY                   Oncoscience under this Agreement, shall mean that
                            the activity must occur both within the Field and within the Territory.

ORPHAN DRUG STATUS          The grant of "orphan designation" by the European
                            Commission for a medicinal product pursuant to Regulation (EC) No. 141/2000 of 16 December 1999 or any similar designation in any part of the Territory.

PARTIES CIMYM, CIMAB and Oncoscience, and "Party" shall mean any of them.

PERSON Includes any individual, firm, company, corporation or other legal entity.

PATENTS Any and all of the Licensed Patent Rights and the Arising Patents.

PROVIDING PARTIES           Any and all of CIMAB (whether on its own behalf or
                            on behalf of CIM) and CIMYM.

REGULATORY APPLICATION      Any and all applications that are necessary and
                            appropriate to obtain a Regulatory Approval including, without limitation, all required documents, data and information concerning, filed or required to be filed, otherwise submitted by Oncoscience, its Affiliate or licensee to a Regulatory Authority.

REGULATORY APPROVAL         Any and all approvals, licences, registrations or
                            authorisations of any Regulatory Authority that are necessary for the manufacture, use, storage, import, export, transport, marketing, distribution or sale of the Licensed Product in any part of the Territory.

REGULATORY AUTHORITY        The European Medicines Evaluation Agency and other
                            regulatory authorities in the Territory.

SUPPLY AGREEMENT            Any agreement between CIMAB and Oncoscience under
                            which CIMAB agrees to manufacture and supply
                            Oncoscience with Licensed Product.

TERRITORY                   Shall mean the following countries and territories:
                            Austria, Belgium, Denmark, Finland, France, Germany,
                            Greece, Ireland, Italy, Luxembourg, Portugal, Spain,
                            Sweden, The Netherlands, United Kingdom, Cyprus,
                            Czech Republic, Estonia, Hungary, Latvia, Lithuania,


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                            Malta, Poland, Slovakia, Slovenia, Bulgaria,
                            Romania, Turkey, Albania, Andorra, Belarus,
                            Bosnia-Herzegovina, Croatia, Former Yugoslav
                            Republic of Macedonia, Iceland, Liechtenstein, Moldova, Monaco, Norway, Russia, San Marino, Serbia and Montenegro, Switzerland, Ukraine, and Vatican City.

THERACIM h-R3               A humanised antibody to the EGF receptor, known
                            scientifically as h-R3 and which has been given the product name TheraCIM h-R3.

THIRD PARTY MANUFACTURER    Has the meaning given in Clause 0.

VALID CLAIM                 A claim of a patent or patent application that has
                            not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

2      JOINT DEVELOPMENT TEAM

2.1 Formation. Within fifteen (15) days after the Commencement Date, the Development Team Parties shall establish a Joint Development Team, by each Development Team Party designating its initial members to serve on the Joint Development Team and notifying the other Development Team Party of its dates of availability for the first meeting of the Joint Development Team. The purpose of the Joint Development Team shall be to oversee the development of Licensed Product for purposes of commercialisation in the Oncoscience Field and Territory. The Joint Development Team shall consist of not more than three (3) representatives designated by each Development Team Party. Each representative shall have relevant and appropriate expertise in order to oversee the development of the Licensed Product. If a representative of a Development Team Party is unable to attend a meeting of the Joint Development Team, such Development Team Party may designate an alternate to attend such meeting. In addition, each Development Team Party may, at its discretion, invite a reasonable number of other employees, consultants or scientific advisors to attend the meetings of the Joint Development Team, provided that such invitees are bound by appropriate confidentiality obligations. Each Development Team Party may change one or all of its representatives to the Joint Development Team at any time upon notice to the other Development Team Party.

2.2 Meetings. The Joint Development Team shall meet every six months and at such other times as the Parties may agree. The first meeting of the Joint Development Team shall be held as soon as reasonably practicable, but in no event later than 30 days after the Commencement Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least one face-to-face meeting per calendar year.

2.3 Responsibilities. During the Development Term, the Joint Development Team shall:

       (a) Elaborate the Development and Commercialisation Plan in accordance with Clause 0

       (b) review and unanimously approve (or, if the members of the Joint Development Team are unable to reach unanimous agreement, recommend to the Parties) the overall development strategy for


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              Licensed Product in the Oncoscience Field and Territory
              (including, without limitation, setting criteria for progression of Licensed Product to the next stage of development under the Development and Commercialisation Plan);

       (c) review and recommend to the Parties modifications to the Development and Commercialisation Plan (including the resources to be allocated and the timelines contained in the Development and Commercialisation Plan);

       (d) facilitate the transfer of Know-How between the Parties for purposes of conducting the Development and Commercialisation Plan;

       (e) regularly assess the progress of Oncoscience in its conduct of the Development and Commercialisation Plan; and

       (f) perform such other activities as are contemplated under this Clause 0 and Clause 0. For the avoidance of doubt the Joint Development Team shall not have any role or responsibility in relation to determining whether Oncoscience has complied or will comply with its obligations to CIMYM under clauses 0 or 0

2.4 Disputes. If agreement cannot be reached within the Joint Development Team, Oncoscience shall have the right to make the final determination concerning the resolution of the disagreement. Notwithstanding the foregoing, in the case of a disagreement involving a material matter, prior to invoking its rights under this Clause 2.4, Oncoscience agrees to have its chief executive contact the chief executive of CIMYM for the purpose of discussing the disagreement and attempting to reach a consensus. It shall be the goal of the chief executives to reach a consensus within five (5) days of the date on which contact is initiated by the chief executive of Oncoscience, it being understood that (i) in the event of an extraordinary circumstance requiring a faster resolution (e.g., a safety issue or extraneous timing issue), Oncoscience shall have the right to make the final determination prior to the end of such five
       (5) day period if a consensus has not been achieved by the required time for resolution and (ii) in the event that a consensus has not been achieved within ten (10) days of the date on which contact is initiated by the executive officer of Oncoscience, Oncoscience shall have the right to make the final determination. For the avoidance of doubt, Oncoscience shall not have any right, under this clause, to determine whether it has complied or will comply with its obligations to CIMYM under clauses 0 or 0.

3      [NOT USED]

4      DEVELOPMENT AND COMMERCIALISATION

4.1    Development and Commercialisation Plan.

4.1.1 Within 90 days of the Commencement Date, the Joint Development Team shall prepare a written plan ("Development and Commercialisation Plan") that expands upon the initial development plan set out in Schedule 3 and will describe, and provide a timeline for:

       (a) all development activities for the Licensed Product in the Oncoscience Field and Territory, addressing each phase of development and the budget for completion of such activities, and providing detailed information on the activities to be conducted in the next 12 month period;


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       (b)    intellectual property protection strategy, including applying for
              Orphan Drug Status, patents and supplementary protection certificates

       (c)    sub-licensing strategy;

       (d) clinical and registration strategy, with a view to expediting regulatory approval for Licensed Product; and

       (e)    commercialisation strategy.

4.1.2 The Joint Development Team shall update the Development and Commercialisation Plan on a regular basis (and at least annually).

4.2 Development and commercialisation activities. Oncoscience shall be responsible for the development and commercialisation (in accordance with the Development and Commercialisation Plan) of the Licensed Product in the Oncoscience Field and Territory. Such development and commercialisation shall be carried out under the oversight and management of the Joint Development Team and in accordance with the provisions of this Agreement.

4.3 Development and commercialisation costs. Oncoscience shall bear all costs associated with the development and commercialisation of Licensed Product in the Oncoscience Field and Territory, including costs incurred in the Development and Commercialisation Plan. If any Providing Party agrees with Oncoscience to conduct work as part of the Development and Commercialisation Plan (which may include advice given to the Joint Development Team), the Providing Party's costs of conducting such work shall be borne by Oncoscience, with the time costs of the Providing Party's representatives being charged to Oncoscience on a daily rate basis. The Providing Party's daily rate for its representatives in the work referred to in the previous sentence shall be agreed between the Parties or, if they are unable to agree, the rate shall be US$1,000 (one thousand US dollars) per day plus any product-related consumable costs and external costs associated with such work.

4.4 Reporting. Without prejudice to the generality of Oncoscience's obligations under Clauses 0 and 0, Oncoscience shall provide a report ("Development and Commercialisation Report") to CIMYM at least annually to CIMYM. In addition, Oncoscience shall provide to CIMYM a quarterly, written status update on all clinical, development and commercial activities being undertaken, and from time to time upon request, showing all past, current and projected activities taken or to be taken by Oncoscience to bring Licensed Product to market and maximise the sale of Licensed Product in the Oncoscience Field and Territory, and including details of all Arising Intellectual Property. CIMYM's receipt or approval of any such report shall not be taken to waive or qualify Oncoscience's obligations under Clause 0.

4.5 Exchange of data. It is CIMYM's or CIMAB's intention to grant licences to commercialise TheraCIM h-R3 in the CIMYM Field and Territory. Accordingly, each of the Parties, or its licensee(s), may generate data in relation to Licensed Products that is useful to the other Parties in connection with their commercialisation of Licensed Products. To facilitate such commercialisation, Oncoscience shall disclose and provide to CIMYM and CIMAB all Arising Intellectual Property in accordance with the provisions of Clause 0. CIMYM (or CIMAB, as applicable) and Oncoscience shall use reasonable efforts to reach agreement with CIMYM's (or CIMAB's, as applicable) other licensee(s) of TheraCIM h-R3 for the disclosure to Oncoscience of clinical data in respect of TheraCIM h-R3 that is generated by such licensee(s).


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

5      KNOW-HOW AND CONFIDENTIAL INFORMATION

5.1 Provision of Know-how. Upon Oncoscience's reasonable request, CIMYM shall supply Oncoscience with all Licensed Know-how in its possession that is specifically relevant to the development and commercialisation of TheraCIM h-R3 and that CIMYM is at liberty to disclose and has not previously been disclosed and which is reasonable necessary to enable Oncoscience to undertake the further development of Licensed Product. The Licensed Know-how shall be subject to the confidentiality provisions of Clause 0. The method of any such supply shall be as specified in Schedule 2 but shall not require CIMYM to undertake more than 5 man-days of work, unless otherwise agreed in writing between the Parties.

5.2 Status of Know-how. Oncoscience acknowledges that the Licensed Know-how is subject to further development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items, including the Licensed Know-how and inventions claimed in the Licensed Patent Rights (together "Delivered Items") provided under this Agreement are provided "as is" and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, CIMYM does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

5.3 Use of Know-how. Oncoscience undertakes that for a period of 10 years from the date of first commercial sale of Licensed Product in the Territory or for so long as any substantial part of the Know-how remains subject to the obligations of confidence of Clause 0, whichever is the shorter, it will not use the Licensed Know-how for any purpose except as expressly licensed hereby and in accordance with the provisions of this Agreement.

5.4   Confidentiality obligations. Each Party ("Receiving Party") undertakes:

       (a) to maintain as secret and confidential all Know-how and other technical or commercial information obtained directly or indirectly from the other Party ("Disclosing Party") in the course of or in anticipation of this Agreement and to respect the Disclosing Party's rights therein,

       (b) to use the same exclusively for the purposes of this Agreement, and

       (c) to disclose the same only to those of its employees, contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

5.5 Exceptions to obligations. The provisions of Clause 0 shall not apply to Know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence:

       (a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or


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

       (b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

       (c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-Licensees.

5.6 Disclosure to court, etc. If the Receiving Party is required to disclose confidential information to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, such disclosure shall not be a breach of Clause 0, provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party's request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority's procedures.

5.7 Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors, consultants, advisers and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party's information to which Clause 0 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 0 and 0 and which apply to the Disclosing Party's information.

6      MANUFACTURING AND SUPPLY

6.1 Clinical supply. CIMAB shall supply to Oncoscience, its Affiliates and sub-licensees, and Oncoscience shall purchase from CIMAB for its own use and that of its Affiliates and sub-licensees, in finished form with one hundred percent (100%) of Oncoscience's unit requirements of TheraCIM h-R3 and Licensed Product for all clinical development purposes. Such clinical requirements shall be supplied to Oncoscience:

       (a) In respect of Oncoscience's requirements for clinical trials for the purposes of seeking Regulatory Approvals in the Field in the Territory, at a supply price of US$500 (five hundred US dollars) per gram. Payment will be made 50% in advance for each instalment of product that is ordered under this paragraph (a) when it is available for delivery. The second half of payment will be paid within 30 days after receiving the product.

       (b) For all other supply for clinical purposes (including without limitation supply for Phase IV studies and for studies that are not required for obtaining Regulatory Approvals), a supply price equal to US$1,100 (one thousand one hundred US dollars) per gram.

6.2    Commercial Supply.

6.2.1 CIMAB shall supply to Oncoscience, and Oncoscience shall purchase from CIMAB, as active pharmaceutical ingredient, or if the Parties mutually agree at the time of entering into the supply agreement described in Clause 0, in finished form with one hundred percent (100%) of Oncoscience's unit requirements of Licensed Products for all commercial purposes. CIMAB may elect to have such requirements supplied to Oncoscience by one or more of CIMAB's Contract Manufacturer(s). Oncoscience's quantity requirements shall include those of its Affiliates and sub-licensees. The supply price that CIMAB or its Contract Manufacturer(s) shall charge to Oncoscience under this Clause 0 shall be:

       (a) In respect of Licensed Product supplied by or on behalf of CIMAB until the third anniversary of the first commercial sale of Licensed Product in a Major Country, 25% of the Net Sales Value of Licensed Product in each country of the Territory; and

       (b)    Thereafter, 20% of the Net Sales Value of Licensed Product.

6.2.2 Notwithstanding the provisions of Clause 0, in no event shall the supply price charged to Oncoscience exceed 100% (one hundred percent) of competitive market rates for such supply. Competitive market rates shall be evidenced by formal quotes obtained from other third party manufacturers for comparable quality and quantities of supply.

6.3 Specifications. CIMAB undertakes that all Licensed Product supplied to Oncoscience will be manufactured in accordance with mutually agreed upon specifications (inclusive of specifications in an approved Marketing Authorization and Good Manufacturing Practices of the EMEA and the relevant regulatory authorities in the other countries in the Territory, and the relevant regulatory authorities in the countries of manufacture of the Licensed Product, and will not be adulterated or misbranded under applicable laws, regulations or guidelines, and that the manufacturer will have in force all necessary Regulatory Approvals for the manufacture of Licensed Product in accordance with such specifications for the purposes of supply and use of Licensed Product in all countries of the Territory, and will be in good standing with all Regulatory Authorities.

6.4    Right to Have Manufactured in Event of Default by CIMAB.

6.4.1 In the event that (a) CIMAB or CIMAB's Contract Manufacturer is unwilling or unable to manufacture to the specifications required by the relevant Regulatory Authority or by the terms of any relevant Regulatory Approval, or (b) the supply price charged Oncoscience exceeds the rate for supply described in Clause 0 and CIMAB or CIMAB's Contract Manufacturer is unwilling to reduce the supply price charged Oncoscience to meet such maximum permissible rate, Oncoscience shall have the right to have manufactured by a Third Party Manufacturer (as defined below) one hundred percent (100%) of its own clinical and commercial requirements of Licensed Product, in accordance with the provisions of Clause 0. In the event that CIMAB is unable to supply Oncoscience with its quantity requirements of Licensed Product (as described in Clauses 0 to 0) for a period of one or more Calendar Quarters in any given two-year period, Oncoscience shall have the right to have manufactured by a Third Party Manufacturer (as defined below) its own clinical and commercial requirements of Licensed Product, in accordance with the provisions of Clause 0, but Oncoscience shall continue to purchase at least 50% of its quantity requirements from CIMAB or CIMAB's Contract Manufacturer for as long as it is willing and able to do so.

6.4.2 To enable Oncoscience to have Licensed Product manufactured for it in accordance with Clause 0, the Parties shall, at the request of Oncoscience, make arrangements for the transfer of relevant CIMAB manufacturing technology and know-how to a manufacturer nominated by

         Oncoscience ("Third Party Manufacturer"). CIMAB shall supply such technology and know-how free of charge but without any obligation to bear any of Oncoscience's costs. Prior to the transfer of such manufacturing technology and know-how, the Third Party Manufacturer shall be required to enter into an agreement with CIMAB, on terms satisfactory to CIMAB, under which the Third Party Manufacturer shall undertake to keep CIMAB's manufacturing technology and know-how confidential and to use it only for the supply of Licensed Product to Oncoscience or its Affiliate or sub-licensee and only in circumstances where Clause 0 applies.

6.5 Supply Agreement. Licensed Product supplied by CIMAB or CIMAB's Contract Manufacturer(s) to Oncoscience for clinical and commercial purposes shall be supplied to Oncoscience pursuant to the terms of a separate Supply Agreement. Oncoscience and CIMAB shall use good faith efforts to negotiate and enter into such a supply agreement for commercial purposes at least six (6) months prior to the submission of a Regulatory Application for such Licensed Product in the Territory. In addition to more detailed terms regarding form of product, supply price, specifications, shortage of supply and default manufacturing rights as are specified in this Clause 5, each Supply Agreement shall contain forecast procedures, permitted variances from forecasted amounts, order and delivery times, quality control and quality assurance procedures, audits, yield ratios, maintenance of inventory, procedures and remedies for rejection of non-conforming product, record retention, compliance with laws, and other customary provisions. The terms of the Supply Agreement shall be consistent with the provisions of this Clause 0, unless otherwise agreed in writing by CIMAB and Oncoscience.

7      GRANT OF RIGHTS

7.1    Licensed Intellectual Property.

7.1.1    CIMYM hereby grants to Oncoscience, subject to the provisions of this
         Agreement:

         (a) an exclusive licence in the Oncoscience Field and Territory (except that in Russia, Belarus and Ukraine it shall be a Co-Exclusive Licence in the Field) under the Licensed Patent Rights, with the right to sub-license, subject to clause 0 below, to develop, use and sell Licensed Product but only in the Oncoscience Field and Territory; and

         (b) an exclusive licence in the Oncoscience Field and Territory (except that in Russia, Belarus and Ukraine it shall be a Co-Exclusive Licence in the Field) to use the Licensed Know-how, with the right to sub-license, subject to clause 0 below, to develop, use and sell Licensed Product but only in the Oncoscience Field and Territory; and

         (c) an exclusive licence in the Oncoscience Field and Territory (except that in Russia, Belarus and Ukraine it shall be a Co-Exclusive Licence in the Field) to have Licensed Product manufactured for it by a Third Party Manufacturer, but only in the circumstances described in Clause 0.

7.1.2 In the event that CIMAB wishes to exercise its Co-Exclusive rights in Russia, Belarus or Ukraine, it shall notify Oncoscience of its intended activities in such countries, in particular to ensure that Oncoscience's rights under this Agreement are not adversely affected.

7.2    Arising Intellectual Property (including clinical data).

7.2.1 Arising Intellectual Property shall be owned by the Party (which for the purposes of this clause may include CIM) that invents or creates it, and if it is jointly invented or created by two or more of the Parties it shall be owned jointly by those Parties in equal, undivided shares, subject to the provisions of this Agreement including the following provisions:

       (a) Recognising the contribution that CIM's scientists have made, and are continuing to make, to the development of TheraCIM h-R3, and the current stage of its development, the Parties anticipate that, as a matter of law, CIM scientists should be named as inventor(s) or joint inventor(s) of any new inventions made under this Agreement. Accordingly, unless the Party filing a patent application in respect of Arising Intellectual Property is advised by external patent counsel that such naming would prejudice the validity of the resulting Arising Patents, all Arising Patents shall be considered to have been jointly invented by representatives of CIM and Oncoscience, and accordingly shall be jointly owned by them in equal, undivided shares, subject to the provisions of this Agreement; and

       (b) It is anticipated that Arising Know-how will be generated by clinicians and other Persons in the course of, or arising from, clinical studies that have been designed by the Joint Development Team. Accordingly, it is agreed that all Arising Know-how developed in, or arising from, the work performed under the Development and Commercialisation Plan shall be jointly owned by CIM and Oncoscience in equal, undivided shares, subject to the provisions of this Agreement; and

       (c) Subject to paragraphs (a) and (b) above, where Arising Intellectual Property consists of an improvement to, or a new application of, Licensed Intellectual Property and, as a matter of law, is made solely by employees of Oncoscience, it shall be owned solely by Oncoscience.

7.2.2 CIMAB hereby grants and agrees to grant to Oncoscience an exclusive, fully paid-up and royalty-free, licence under Arising Intellectual Property in the Oncoscience Field and Territory, with the right to sub-license, to research, develop, make, have made, import, use, sell and otherwise deal in any and all products and processes in the Oncoscience Field and Territory.

7.2.3 Oncoscience hereby grants and agrees to grant to CIMYM and CIMAB an exclusive, fully paid-up and royalty-free, licence under Arising Intellectual Property in the CIMYM Field and Territory, with the right to sub-license, to research, develop, make, have made, import, use, sell and otherwise deal in any and all products and processes in the CIMYM Field and Territory.

7.3 Formal licences. If requested by Oncoscience, and at Oncoscience's administrative cost, the Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in the Territory. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

7.4 Sub-licensing. Oncoscience shall be entitled to grant sub-licences (which for the purposes of this clause shall include any option or right to acquire a sub-licence) of its rights under this Agreement to any person (including without limitation any Affiliate of Oncoscience), provided that:

       (a) Oncoscience shall obtain CIMYM's prior written consent to the execution of each sub-licence agreement, and such consent shall not be unreasonably withheld or delayed;

       (b) the royalties and other consideration provided for in the sub-licence shall be at an amount or rate which is not less than the amount or rate provided for in this Agreement;

       (c) the scope of the sub-licence shall not exceed the scope of the licence granted under this Agreement and, in particular, shall not include any manufacturing rights;

       (d) the sub-licence shall include obligations on the sub-licensee which are equivalent to the obligations on Oncoscience under this Agreement (and the sub-licensee shall not have any right to grant sub-sub-licences without CIMYM's prior written agreement);

       (e) if agreed between CIMYM and the sub-licensee, the sub-licence shall continue in force as an agreement between CIMYM (in place of Oncoscience) and the sub-licensee or, if no such agreement is made, the sub-licence shall terminate automatically on the termination of this Agreement for any reason;

       (f) within 30 days of the grant of any sub-licence Oncoscience shall provide to CIMYM a true copy of it; and

       (g) Oncoscience shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of Oncoscience under this Agreement, and Oncoscience shall indemnify CIMYM against any loss, damages, costs, claims or expenses which are awarded against or suffered by CIMYM as a result of any such breach by the sub-licensee.

7.5 Reservation of rights within Field and Territory. For the avoidance of doubt, CIMYM reserves the right for itself and its licensees and assigns to use TheraCIM h-R3 and the Licensed Intellectual Property in the Oncoscience Field and Territory with the prior consent of Oncoscience (a) for the purposes of research; and/or (b) for the purposes of development (including clinical trials) of products with a view to obtaining regulatory approval for such products in the CIMYM Field and Territory. If CIMYM wishes to conduct research or development activities in the Oncoscience Field and Territory in accordance with the provisions of this clause, it will so inform Oncoscience and give Oncoscience a first opportunity to propose terms for an agreement with CIMYM under which Oncoscience would assist CIMYM with such activities at the cost of CIMYM. It is understood and agreed that CIMYM will be required under regulatory GCP to retain archive samples of materials.

7.6 No other licence. It is acknowledged and agreed that no licence is granted by CIMYM to Oncoscience other than the licence(s) expressly granted by the provisions of this clause 0. Without prejudice to the generality of the foregoing CIMYM reserves all rights under the Licensed Intellectual Property in the CIMYM Field and Territory.

7.7 Quality. Oncoscience shall ensure that all Licensed Product marketed by it and its sub-licensees is of satisfactory quality and complies with all applicable laws and regulations in each part of the Territory.

7.8 Acknowledgment by CIMAB. CIMAB acknowledges and agrees that CIMYM has been granted the necessary rights and licences to enable it to grant the licences referred to in Clauses 7.1 and 7.4 of this Agreement.

8     PAYMENTS

8.1 Payments prior to reaching Payment Cap. Until such time as the total amount of payments made by Oncoscience to CIMYM under this Clause 0 reaches US[*] ([*] US dollars) (excluding VAT or other taxes or charges and excluding the amount of any payments from Oncoscience to CIMYM in respect of the supply of products, materials or services) (the "Payment Cap"), Oncoscience shall pay to CIMYM the following amounts:

       (a) [*]% ([*] percent) of all Milestone Receipts, which shall be payable within 30 (thirty) days of any such Milestone Receipt being received by Oncoscience or its Affiliate; and

       (b)    a royalty of [*]% ([*] percent) of Net Sales
              Value of all Licensed Product.

8.2    Payments after reaching Payment Cap.

8.2.1 Royalties. After the total amount of payments made by Oncoscience to CIMYM under Clause 0 has reached the Payment Cap, Oncoscience shall pay to CIMYM a royalty on cumulative Net Sales Value of Licensed Product in each Calendar Year, at the following incremental rates:

      --------------------------------------------------------------------------
      Incremental Net Sales Value in Calendar Year               Royalty rate
      --------------------------------------------------------------------------
      Less than or equal to US$[*]                               [*]%
      --------------------------------------------------------------------------
      Greater than US$[*]and                                     [*]%
      less than or equal to US$[*]
      --------------------------------------------------------------------------
      Greater than US$[*]and                                     [*]%
      less than or equal to US$[*]
      --------------------------------------------------------------------------
      Greater than US$[*]                                        [*]%
      --------------------------------------------------------------------------

       Example: If in a particular Calendar Year, cumulative Net Sales Value amounts to US$[*],the following royalties would be payable under this clause:

       (i)    [*]% on the first US$[*] of Net Sales Value =            US$[*]
       (ii)   [*]% on the next US$[*] of Net Sales Value =             US$[*]
       (iii)  [*]% on the remaining US$[*] of Net Sales Value =        US$[*]
                                                                      ----------
       (iv)   Total amount of royalty due in Calendar Year =           US$[*]

8.2.2 Windfall Milestone Receipts. If the total amount of Milestone Receipts obtained by Oncoscience and its Affiliates exceeds US$[*] ([*] US dollars) (the "Higher Threshold"), then Oncoscience shall pay to CIMYM 20% of the amount by which Milestone Receipts exceeds the Higher Threshold, provided that the maximum payment shall be (a) US$[*] if such amounts are received after completion of Phase III trials of the Licensed Product in the Territory in any indication, or (b) US$[*] if such amounts are received prior to the completion of Phase III trials of Licensed Product in the Territory in any indication. Such payments shall be made within 30 (thirty) days of any such Milestone Receipt in excess of the Higher Threshold being received by, or becoming due to, Oncoscience or its Affiliate.

8.3 Payment dates. Royalties due under this Agreement shall be paid within 90 days of the end of each Calendar Quarter, in respect of sales of Licensed Product made during such Calendar Quarter, and within 120 days of the termination of this Agreement.

8.4    Payment terms.  All sums due under this Agreement:

       (a) are exclusive of Value Added Tax which where applicable will be paid by Oncoscience to CIMYM in addition;

       (b) shall be paid in US dollars (or such other currency as the Parties may agree) and, in the case of sales or sub-license income received by Oncoscience in a currency other than US dollars, the income shall be calculated in the other currency and then converted into equivalent US dollars at the purchasing rate for US dollars as quoted by Kreissparkase Sudholstein Friedrich-Ebert-Damm 38-40 25431 Pinneburg in Germany as at the close of business on the last business day of the quarterly period with respect to which the payment is made;

       (c) shall be made without deduction of income tax or other taxes charges or duties that may be imposed, except insofar as Oncoscience is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid deducting such taxes and to obtain double taxation relief. If Oncoscience is required to make any such deduction it shall provide CIMYM with such certificates or other documents as it can reasonably obtain to enable CIMYM to obtain appropriate relief from double taxation of the payment in question; and

       (d) shall be made by the due date, failing which CIMYM may charge interest on any outstanding amount on a daily basis at a rate equivalent to 3% above the US prime lending rate then in force.

8.5 Exchange controls, etc. If at any time during the continuation of this Agreement Oncoscience is prohibited from making any of the payments required hereunder by a governmental authority in any country then Oncoscience will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within 7 days of receiving such permission. If such permission is not received within 30 (thirty) days of Oncoscience making a request for such permission then, at the option of CIMYM, Oncoscience shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by CIMYM within such country or such royalty payments shall be made to an associated company of CIMYM designated by CIMYM and having offices in the relevant country designated by CIMYM.

8.6 Royalty statements. Oncoscience shall send to CIMYM at the same time as each royalty payment is made in accordance with clause 0 a statement setting out, in respect of each country in which Licensed Product is sold, the types of Licensed Product sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and US dollars and showing the conversion rates used, during the period to which the royalty payment relates.

8.7    Records

8.7.1 Oncoscience shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and Net Sales Value of Licensed Product, all the documents corresponding to the deductions, and the amount of Milestone Receipts received by it in respect of Licensed Product, on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.

8.7.2 Oncoscience shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by CIMYM for the purpose of verifying the accuracy of any statement or report given by Oncoscience to CIMYM under clause 0. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to CIMYM only such details as may be necessary to report on the accuracy of Oncoscience's statement or report. CIMYM shall be responsible for the accountant's charges unless the accountant certifies that there is an inaccuracy of more than 5% (five percent) in any royalty statement, in which case Oncoscience shall pay his charges in respect of that inspection. If the inspection shows that Oncoscience owes a payment to CIMYM under this Agreement, Oncoscience shall promptly make such payment.

8.7.3 Oncoscience shall ensure that CIMYM has the same rights as those set out in this Clause 8.7 in respect of any Affiliate or sub-licensee of Oncoscience that is sub-licensed under Licensed Intellectual Property pursuant to this Agreement.

9     DILIGENCE

9.1 Oncoscience shall use Diligent and Reasonable Efforts to develop and commercially exploit Licensed Product to the maximum extent throughout the Territory. Without limiting Oncoscience's obligations under the previous sentence of this Clause 0, Oncoscience shall develop and commercially exploit Licensed Product in accordance with the Development and Commercialisation Plan.

9.2 If CIMYM considers at any time during the period of this Agreement that Oncoscience has without legitimate reason failed to comply with its obligations under Clause 0, CIMYM shall be entitled to refer to an independent expert the following questions:

       (a)    whether Oncoscience has complied with such obligations; and if not

       (b) what specific action Oncoscience should have taken ("Specific Action") in order to have so complied.

9.3 The independent expert shall be appointed in accordance with the provisions of Schedule 4 and his decision shall be final and binding on the Parties.

9.4 If the expert determines that Oncoscience has failed to comply with its obligations under this Clause 0, and if Oncoscience fails to take the Specific Action within 6 months of the expert giving his decision in accordance with Schedule 4, CIMYM shall be entitled, by giving, at any time within 3 months after the end of that 6 month period, not less than 3 months' notice to terminate this Agreement and the licences granted to Oncoscience under Clause 0.

10    INTELLECTUAL PROPERTY

10.1 Obtain and maintain the Licensed Patent Rights. CIMYM shall, at its cost and expense:

       (a) Diligently seek to obtain valid patents in the name of CIM pursuant to each of the patent applications listed in Schedule 1; and

       (b) pay all renewal fees in respect of the Licensed Patent Rights as and when due.

       provided that if CIMYM elects to abandon any such application or not to maintain any such Licensed Patent (or to cease funding such application or patent) it shall give 3 months' prior written notice to Oncoscience and on the expiry of such notice period CIMYM shall cause the patent or patent application in question to be assigned to Oncoscience and CIM shall have no continuing rights under such Licensed Patents.

10.2 Obtain and maintain the Arising Patents. The Parties shall consult with one another in relation to the filing and maintenance of any Arising Patents in respect of any inventions made by Oncoscience, its Affiliates or sub-licensees that relate to any of the Licensed Intellectual Property or the Licensed Product ("Arising Inventions"). Oncoscience shall, or shall ensure that its Affiliate or sub-licensee shall, at its own cost and expense:

       (a) Diligently seek to obtain valid patents (in the name of the relevant Parties as specified in Clause 0) in respect of any Arising Inventions; and

       (b) pay all renewal fees in respect of the Arising Patents as and when due;

       provided that if Oncoscience, its Affiliate or sub-licensee wishes to abandon any such application or not to maintain any such Arising Patent (or to cease funding such application or patent) Oncoscience shall give 3 months' prior written notice to CIMYM and on the expiry of such notice period Oncoscience shall cause the patent or patent application in question to be assigned to CIM and Oncoscience shall have no continuing rights under such Arising Patents.

10.3   Infringement of the Patents

10.3.1 Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Oncoscience Field and Territory, and the Parties shall consult with each other to decide the best way to respond to such infringement.

10.3.2 Oncoscience shall be responsible, at its discretion, for taking action against infringers of the Licensed Patents in the Oncoscience Field and Territory at its sole expense, and it shall be entitled to retain any damages or other payments or benefits obtained by such action in the Oncoscience Field and Territory, after reimbursing CIMYM and CIMAB for any reasonable expenses incurred in assisting it in such action. If Oncoscience declines to take action, then CIMYM shall be entitled to take action against the third party at CIMYM's sole expense and CIMYM shall be entitled to all damages or other sums received from such action, after reimbursing Oncoscience for any reasonable expenses incurred in assisting it in such action. If the alleged infringement is both within and outside the Oncoscience Field and Territory, the Parties shall also co-operate with CIMYM's and CIMAB's other licensees (if any) in relation to any such action and shall divide the costs of such action proportionately among Oncoscience and CIMYM's and CIMAB's other licensees who participate in such action. The apportionment of costs between licensees shall be decided by CIMYM, acting reasonably.

10.4   Infringement of third party rights

10.4.1 If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of the Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

10.4.2 CIMYM shall have the right but not the obligation to defend such suit and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Oncoscience must be obtained before taking such action or making such settlement, such consent not to be unreasonably withheld or delayed.

10.5 Third party intellectual property. For the avoidance of doubt Oncoscience shall be solely responsible for obtaining and paying for any additional licences and other rights that may be required to enable Oncoscience, its Affiliates or sub-licensees to commercialise Licensed Product in the Territory. If the sale of TheraCIM h-R3 is found to infringe the intellectual property rights of a third party, and results in the payment of royalties or other compensation by Oncoscience (or its Affiliate or sub-licensee) to the third party, Oncoscience may reduce its royalty payments to CIMYM, the reduction to be in the amount of 50% (fifty percent) of the royalties or other compensation paid to the third party in respect of sales of Licensed Product in the Territory, subject to the following conditions:

       (a) The reduction shall not exceed 1.5% (one and a half percent) of Net Sales Value with respect to the country(ies) in the Territory for which payments are being made to the third party. For example, if in the absence of this Clause the royalty due from Oncoscience to CIMYM on the sale of a Licensed Product is 15% (fifteen percent) of Net Sales Value, the royalty following such deduction shall not be reduced below 13.5% (thirteen and a half percent).

       (b) Such reductions shall only be made where the third party liability arises from the use of the inventions claimed in the Licensed Patents and shall not be made in respect of any other inventions, improvements or other features that Oncoscience chooses to incorporate into the Licensed Product.

10.6 Product names. Oncoscience shall be responsible for deciding, in consultation with CIMYM, the trade mark to be applied to the Licensed Product in the Oncoscience Field and Territory. Oncoscience will be responsible for applying for any such trade mark in the Territory, at its sole cost. CIMYM acknowledges that it has no objection to the trade mark "Theraloc". CIMYM will be responsible for applying for an international, non-proprietary name ("INN") for the Licensed Product at its sole cost. Oncoscience acknowledges that it has no objection to the INN "CIMAZUMAB".

11       WARRANTIES AND LIABILITY

11.1   Warranties by CIMYM. CIMYM warrants that:

       (a) subject to Clause 0, it is the owner or exclusive licensee of the Licensed Patent Rights; and

       (b) it has not done, and will not do nor agree to do during the continuation of this Agreement, any of the following things if to do so would be inconsistent with the exercise by Oncoscience of the rights granted to it under this Agreement, namely:

              (i) grant or agree to grant any rights in the Licensed Patent Rights in the Oncoscience Field and Territory; or

              (ii) assign, mortgage, charge or otherwise transfer any of the Licensed Patent Rights; and

       (a) it is not aware (but without having carried out any searches or investigations) that any third party (other than CIMYM's licensor(s)) owns or claims any rights in the Licensed Patent Rights.

11.2 Warranty by Oncoscience. Oncoscience warrants and undertakes (a) that it has, and will continue to have, sufficient financial and other resources to fulfil its obligations under this Agreement, and (b) that it has obtained all necessary authorisations from its supervisory board and investors to use such resources and fulfil such obligations.

11.3   No other warranties

11.3.1 Each of Oncoscience and CIMYM acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

11.3.2 Without limiting the scope of Clause 0, CIMYM does not give any warranty, representation or undertaking:-

       (a) as to the efficacy or usefulness of any of the Licensed Intellectual Property; or

       (b) that any of the Licensed Patent Rights is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

       (c) that the use of any of the Licensed Intellectual Property, the manufacture, sale or use of the Licensed Product or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

       (d) that the Licensed Know-how or any other information or materials communicated or provided by CIMYM to Oncoscience under or in connection with this Agreement will produce Licensed Product of satisfactory quality or fit for the purpose for which Oncoscience intended; or

       (e) as imposing any obligation on CIMYM to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Licensed Patent Rights; or

       (f) as imposing any liability on CIMYM in the event that any third party supplies Licensed Product to customers located in the Territory.

11.4 Indemnity and insurance. Oncoscience shall indemnify and hold harmless CIMYM, CIMYM and (except as otherwise provided in any Supply Agreement) CIMAB and their respective Affiliates and their respective officers, employees, consultants, agents and representatives (the "Indemnitees") against all third party Claims which may be asserted against or suffered by any of the Indemnitees and which relate to:

       (a)    the use of any Delivered Items; or

       (b) the manufacture, distribution, sale, supply or use of the Licensed Product or any other products or services which incorporate any Delivered Items,

       by or on behalf of Oncoscience, its Affiliates or sub-licensees, or subsequently by any third party, including without limitation claims based on product liability laws. For the duration of this Agreement, Oncoscience shall, or shall ensure that its sub-licensee shall, maintain clinical trials and product liability insurance with a reputable insurer in an amount not less than the minimum amount required by law or best industry practice in each country of the Territory (or, in any country, if no such law or practice exists in that country, in an amount of at least UK(pound)5,000,000 (five million pounds sterling) per claim or series of claims).

11.5 Liability. Subject to clause 0, but notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill.

12       DURATION AND TERMINATION

12.1 Commencement and Termination by Expiry. This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 0, shall continue in force on a country by country basis in the Territory until the latest of:

       (a) The date on which all the Licensed Patents have expired or been revoked in that country without a right of further appeal, and

       (b) The date on which any Orphan Drug Status for Licensed Product in that country has expired; and

       (c) The tenth anniversary of the date of the first commercial sale of Licensed Product in that country by Oncoscience, its Affiliate or sub-licensee or, if that country is part of the European Union, the tenth anniversary of the date of the first commercial sale of the Licensed Product in the European Union by Oncoscience, its Affiliate or sub-licensee;

       and on such date this Agreement and the licences granted hereunder shall terminate automatically by expiry.

12.2   Early termination

12.2.1 Oncoscience may terminate this Agreement at any time on 90 days notice in writing to CIMYM.

12.2.2 Without prejudice to any other right or remedy, either of CIMYM or Oncoscience may terminate this Agreement at any time by notice in writing to the other of them ("Other Party"), such notice to take effect as specified in the notice:

       (a) if the Other Party (which in the case of Oncoscience shall include any Affiliate or sub-licensee of Oncoscience) is in material breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

       (b) if the Other Party (which in the case of Oncoscience shall include any Affiliate or sub-licensee of Oncoscience) becomes insolvent, or if an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the Other Party's assets or business, or if the Other Party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt; or

       (c) if the first Phase II clinical trial for the Licensed Product in the Field in the Territory has not commenced within a period of two years after the Commencement Date; or

       (d) if the first Regulatory Approval for marketing the Licensed Product in the Field in the Territory is not obtained within a period of five years after the Commencement Date.

12.2.3 CIMYM may forthwith terminate this Agreement by giving written notice to Oncoscience if Oncoscience or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Patents.

12.2.4 The Parties acknowledge and agree that Oncoscience's remedy for any breach by CIMAB of its obligations under Clause 0 shall be as set out in Clause 0 or in any Supply Agreement that CIMAB and Oncoscience may execute pursuant to Clause 0. Accordingly, breach of Clause 0 shall not entitle any Party to terminate this Agreement.

12.3   Consequences of termination

12.3.1 Upon termination of this Agreement for any reason otherwise than in accordance with Clause 0:

       (a) If termination occurs after the first commercial sale of Licensed Product, Oncoscience and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 0) any unsold or unused stocks of the Licensed Product for a period of 6 months following the date of termination; and if termination occurs prior to the first commercial sale of Licensed Product, Oncoscience shall forthwith return all such stocks of Licensed Product and Licensed Know-how to CIMYM free of charge;

       (b) subject to paragraph (a) above, Oncoscience shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, any of the Licensed Intellectual Property;

       (c) subject to paragraph (a) above, Oncoscience shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Licensed Patent Rights;

       (d) the provisions of the following clauses shall continue in force without limit of time, except that the continuing obligations under Clause 0, referred to in paragraph (i) below, shall survive for a period of 5 years from the termination of this Agreement:

              (i) clauses 0 (except that Oncoscience shall not have any continuing right to use Licensed Know-how or any other information received from CIMYM or CIMAB), 00 (subject to clause 0) (and no further disclosure may be made by Oncoscience under clause 0);

              (ii) clause 0 (in respect of sales of Licensed Product made prior to termination, or after termination under the first part of clause 0(a)); and

              (iii)  clause 0 and 0; and

       (e) subject as provided in this Clause 0 and 0, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other.

12.3.2 Upon termination of this Agreement for any reason otherwise than in accordance with Clause 0 and at CIMYM's request, Oncoscience shall, without charge to, or other obligation on the part of, CIMYM:

       (a) transfer to CIMYM exclusively all clinical and other data relating to the development of Licensed Product;

       (b) to the extent possible, seek to have any Regulatory Approvals (including without limitation product licences and pricing approvals) and other permits and applications transferred into the name of CIMYM or its nominee;

       (c) grant CIMYM an exclusive, worldwide licence, with the rights to grant sub-licences, under all Arising Intellectual Property and any improvements and other intellectual property owned or controlled by Oncoscience relating to Licensed Product; and

       (d) grant CIMYM or its nominee the right to continue to use any product name that had been applied to the Licensed Product prior to termination of this Agreement.

13       GENERAL

13.1 Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

13.2 Language and Amendment. This Agreement is made in the English language and may only be amended in the English language in writing signed by duly authorised representatives of the Parties. In the event of any conflict in meaning between the English language version and any translation of this Agreement, the English language version shall prevail.

13.3   Assignment and third party rights.

13.3.1 Subject to clause 0 below, no Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Patents or rights under the Patents, without the prior written consent of the other Parties.

13.3.2 With the prior written consent of the other Parties, a Party may assign all its rights and obligations under this Agreement together with its rights in the Patents to any company to which it transfers all or substantially all of its assets or business in the Field, provided that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement.

13.4 Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

13.5 Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but other wise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

13.6 No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

13.7   Interpretation. In this Agreement:

       (a) the headings are used for convenience only and shall not affect its interpretation;

       (b) references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

       (c) references to Clauses and Schedules mean clauses of, and schedules to, this Agreement;

       (d) references to any Party shall include their permitted successors and permitted assignees;

       (e) references to any licence shall mean, where the context requires, a sub-licence;

       (f) where the word "including" is used, it shall be understood as meaning "including without limitation"; and

       (g) references to the grant of "exclusive" rights shall mean that the person granting the rights shall neither grant the same rights (in the same Field and Territory and in respect of the same Licensed Product) to any other person, nor exercise those rights directly to the extent that and for as long as the Licensed Product is within Valid Claims of unexpired Licensed Patent Rights or, to the extent that the Licensed Product is protected by Licensed Know-how that have not become known and available to the public, for a period of 10 years from the first commercial sale of Licensed Product in any part of the Territory.

13.8   Notices

13.8.1 Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail, air mail or by courier, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 0. The fax numbers of the Parties are as follows:

         Party                                              Fax number

         CIMYM                                              001 o
         CIMAB                                              0053 7 33 3509
         Oncoscience                                        0049 4103 1808 820

13.8.2 Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail or national courier), or seven working days after the date of posting (in the case of air mail or international courier), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

13.9 Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by English law. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration by a single arbitrator in London under the Rules of the London Court of International Arbitration (the "Rules"), which Rules are deemed to be incorporated by reference into this clause. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be chosen by the Parties or, failing agreement as to the choice of arbitrator within 28 days of one Party requesting that an arbitrator by chosen, appointed in accordance with the Rules. However, nothing in this Agreement shall prevent a Party from seeking an interim injunction in any court of competent jurisdiction.

13.10 Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

13.11 Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party, except as may be required by law or by the rules of any stock exchange on which either Party is listed. The Parties shall agree a form of press release for issue on signature of this Agreement.

13.12 Entire agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition that is not set out in this Agreement. Nothing in this Agreement excludes liability for fraud.

13.13 Third party rights. Each of the persons identified as Indemnities in Clause 0 may in his own right enforce the provisions of those respective Clauses. Except as provided in the previous sentence of this Clause 0, this Agreement is not made for the benefit of, nor shall any of its provisions be enforceable by, any person other than the parties to this Agreement and their respective successors and permitted assignees.

13.14 Non-compete. Oncoscience warrants, represents, acknowledges and agrees, in respect of it and its Affiliates, that:

       (a) they do not have any interest in any technology that competes with the Licensed Intellectual Property, nor is any of them engaged in any research or development activities with respect to any product that would compete with the Licensed Products; and

       (b) for as long as this Agreement remains in force, they will not enter into any agreement with any Person other than CIMAB or CIMYM for the development or marketing of any product that is, or contains, (i) any other anti-EGF-receptor inhibitor, (ii) any product or component or sequence of EGF-R, EGF-R ligands, or any small tyrosine kinase inhibitor.

AGREED by the Parties through their authorised signatories:

                        For and on behalf of CIMYM, INC.

"Maria Nicholls"                         "Paul W Haddy"
------------------------                 -----------------------------
signed                                   signed

Maria Nicholls                           Paul W Haddy"
------------------------                 -----------------------------
print name                               print name

Director                                 Director
------------------------                 -----------------------------
title                                    title

November 17, 2003                        Nov 17, 2003
------------------------                 -----------------------------
date                                     date



                         For and on behalf of CIMAB S.A.


"Norkis Arteaga Morales"
------------------------
signed

Norkis Arteaga Morales
------------------------                 -----------------------------
print name                               signed

Vice-President
------------------------                 -----------------------------
title                                    print name

6/11/03                                  -----------------------------
------------------------                 title
date
                                         -----------------------------
                                         date

                       For and on behalf of ONCOSCIENCE AG


"F. Bach"
------------------------                 -----------------------------
signed                                   signed

F. Bach
------------------------                 -----------------------------
print name                               print name

President
------------------------                 -----------------------------
title                                    title

07/11/2003
------------------------                 -----------------------------
date                                     date

                                   SCHEDULE 1

                             Licensed Patent Rights

The patents and patent applications listed in this Schedule are, or may become, relevant to this Agreement, but they also contain other rights not licensed under this Agreement. Thus their inclusion here is limited to the extent if any that they would protect the exploitation of Licensed Product for use within the Field.

Monoclonal Antibodies Recognizing the Epidermal Growth Factor Receptor, Cells and Methods for Their Production and Compositions Containing Them (mR3)

--------------- --------------- --------------- --------------- -------------- --------------- --------------
COUNTRY         FILING DATE     SERIAL NO.      PUBLN DATE      PUBLN NO.      ISSUE DATE      PATENT NO.
--------------- --------------- --------------- --------------- -------------- --------------- --------------
Europe(1)       18 Aug 93       93202428.4      09 Mar 94       586002         Granted         586002
--------------- --------------- --------------- --------------- -------------- --------------- --------------

[territories of grant within Europe to be confirmed by CIMYM to Oncoscience]


HUMANIZED AND CHIMERIC ANTIBODIES FOR EGF RECEPTOR USED IN DIAGNOSIS AND THERAPY OF TUMOURS (HR3)

--------------- --------------- --------------- --------------- -------------- --------------- --------------
COUNTRY         FILING DATE(2)  SERIAL NO.      PUBLN DATE      PUBLN NO.      ISSUE DATE      PATENT NO.
--------------- --------------- --------------- --------------- -------------- --------------- --------------
Europe*         15 Nov 95       95203126.8      22 May 96       712,863        Granted         712,863
--------------- --------------- --------------- --------------- -------------- --------------- --------------

* Validated in Austria, Belgium, Switzerland, Liechtenstein, Germany, Spain, France, United Kingdom, Italy, Ireland


                                   SCHEDULE 2

                                Licensed Know-how

All documentation that has been submitted by YM Biosciences, Inc. to the Health Protection and Food Branch of the Department of Health and Welfare of Canada in connection with an application for an IND for the Licensed Product in Canada, together with clinical trial data generated by CIMAB.


----------
(1)  Priority of 18 Aug 92 based on CU 100/92, and 01 Mar 93 based on CU 17/93
(2)  Priority of 18 Nov 94 based on CU 128/94

                                   SCHEDULE 3

                 Initial Development and Commercialisation Plan

Part A: Initial Development Programme

The development programme will include:

     1. A registration study in glioma. It is provisionally estimated that enrolment will be in the range of 80 - 100 patients.

     2. A pilot study in paediatric brain tumours. It is provisionally estimated that enrolment will be in the range of 6 - 10 patients.

     3. A registration study in paediatric brain tumours. It is provisionally estimated that enrolment will be in the range of 60 - 80 patients.

     4. A pilot study in metastatic pancreatic cancer. It is provisionally estimated that enrolment will be in the range of 14 - 20 patients.

     5.  Application for Orphan Drug Status for the Product with the EMEA.

Subject to availability of clinical trial materials, regulatory approvals and ethical votum, it is anticipated that recruitment for the above studies will commence as follows:

Item 2 will commence on January 15, 2004. Items 1, 3 and 4 above will commence on April 1, 2004.

The date for submission of item 5 will be assessed based on the receipt by Oncoscience of the documentation that has been submitted to the Health Protection and Food Branch of the Canadian Department of Health and Welfare.

                                   SCHEDULE 4

                              Appointment of expert

1. Pursuant to Clause 0, CIMYM may serve notice on Oncoscience ("Referral Notice") that it wishes to refer to an expert (the "Expert") the questions set out in Clause 0.

2. CIMYM and Oncoscience (in this Schedule, the "parties") shall agree the identity of a single independent, impartial Expert to determine such questions. In the absence of such agreement within 30 days of the Referral Notice, each party shall appoint its own expert adviser, and the two appointed expert advisers shall together appoint an independent, impartial Expert and such Expert shall alone resolve the questions referred to in paragraphs 1 and 2 above.

3. 60 days after the giving of a Referral Notice, both parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4. Each party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side's statement of case of not more than 10,000 words. A copy of any such reply shall be simultaneously sent to the Expert.

5. The Expert shall make his or her decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his or her decision in writing within 30 days of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 3 above.

6. The Expert's decision shall be final and binding on the parties.

7. The Expert's charges shall be borne by the parties in such proportions as the Expert shall decide.

8. All documents referred to in this schedule shall be in the English language.